EXECUTION COPY

AMENDMENT NO. 3 TO

STOCK PURCHASE AGREEMENT

This Amendment No. 3 (this “Amendment”), dated December 18, 2008, to the Stock Purchase Agreement (as defined below) is made by and among Vector Intersect Security Acquisition Corporation, a Delaware corporation (“Parent”), Cyalume Acquisition Corp., a Delaware corporation (“Purchaser”), Cyalume Technologies, Inc., a Delaware corporation (the “Company”), and GMS Acquisition Partners Holdings, LLC (“Seller”).  Any capitalized term not defined herein shall have the meaning for such term specified in the Stock Purchase Agreement.

WHEREAS, Parent, Purchaser, the Company and Seller entered into a Stock Purchase Agreement dated February 14, 2008, Amendment No. 1 to the Stock Purchase Agreement on October 22, 2008, and Amendment No. 2 to the Stock Purchase Agreement on December 17, 2008 (as amended, the “Stock Purchase Agreement”);

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             The text of Section 2.4(e) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Adjustment to Estimated Purchase Price.

(i)           If the Actual Adjustment is a positive amount, Parent shall promptly pay the amount of the Actual Adjustment by issuing shares of Parent Common Stock, with an aggregate value (based on the Average Trading Price as of the date of determination of the Actual Adjustment) equal to the Actual Adjustment plus 12,314 shares of Parent Common Stock, to those Members who held Common Units as of the Closing Date (on a pro rata basis based on the number of Common Units held by each Member as of immediately prior to the Closing), as set forth in a written notice by Seller or Cova.

(ii)           If the Actual Adjustment is a negative amount, then Seller or Cova shall promptly pay Parent the amount of the Actual Adjustment by instructing the Escrow Agent to deliver to Parent such number of shares of Escrowed Stock that has an aggregate value (based on the Average Trading Price as of the date of determination of the Actual Adjustment) equal to the Actual Adjustment (the “Negative Adjustment Shares”) less 12,314 shares of Parent Common Stock; provided, that if the number of shares of Parent Common Stock payable to Parent under this Section 2.4(e)(ii) is less than 12,314, then Parent shall promptly issue to those Members who held Common Units as of the Closing Date (on a pro rata basis based on the number of Common Units held by each Member as of immediately prior to the Closing), as set forth in a written notice by Seller or Cova, an aggregate number of shares of Parent Common Stock equal to (A) 12,314 less (B) the Negative Adjustment Shares.”

2.             The text of the last paragraph in Section 6.1 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Nothing in this Agreement shall prevent, or be construed to prevent, Seller or the Company from using cash and/or cash equivalents of the Company or any of its Subsidiaries as Seller or the Company deems fit (including by causing the distribution by any of the foregoing Persons of such cash and/or cash equivalents to Seller or to any other Person or the repayment of Indebtedness of the Company or its Subsidiaries); provided, that it is understood that any cash remaining at Closing will be for the benefit of the Purchaser and the Parent, and neither the Purchaser nor the Parent shall have any claim to receive any additional amounts from the Company, the Seller or the Members (other than (1) indemnification for any Losses pursuant to the provisions of Article XI hereof, and (2) the Net Working Capital Adjustment, if any) and (ii) any such use of the cash or cash equivalents by Seller or the Company shall not affect the Company’s and the Seller’s obligations hereunder with respect to, and such use of cash and cash equivalents shall be deemed to occur immediately prior to Closing for purposes of calculating, the Net Working Capital Adjustment, if any.  For the avoidance of doubt, all cash and cash equivalents of the Company and its Subsidiaries remaining at Closing, shall be included in the calculation of the Net Working Capital, as adjusted; provided, that loans made to the Company by Affiliates of  Parent on or about the Closing Date shall not be included in the calculation of Net Working Capital.”

3.            The Amendment set forth herein is limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Stock Purchase Agreement or any of the documents referred to therein.  Whenever the Stock Purchase Agreement is referred to in any agreement, document or instrument, such reference shall be to the Stock Purchase Agreement as amended hereby.  Except as expressly amended hereby, the terms and conditions of the Stock Purchase Agreement shall continue in full force and effect.

4.            This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

5.            This Amendment is intended to be in full compliance with the requirements for an Amendment to the Stock Purchase Agreement as required by Section 14.2 of the Stock Purchase Agreement, and every defect in fulfilling such requirements for an effective amendment to the Stock Purchase Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No.2 to the Stock Purchase Agreement as of the day and year first above written.

VECTOR INTERSECT ACQUISITION CORP. By: /s/ Yaron Eitan Name: Yaron Eitan Title: President
CYALUME ACQUISITION CORP. By: /s/ Yaron Eitan Name: Yaron Eitan Title: CEO and President
CYALUME TECHNOLOGIES, INC. By: /s/ Derek Dunaway Name: Derek Dunaway Title: President and CEO
GMS ACQUISITION PARTNERS HOLDINGS, LLC By: /s/ Jason Epstein Name: Jason Epstein Title: CEO